Exhibit 99.1


               ADC Reports Third Quarter 2003 Results;
 Company Outlines Four-Part Strategy To Grow Sales And Profitability


    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 20, 2003--ADC (Nasdaq:ADCT, www.adc.com)

    --  GAAP and Pro Forma Bottom-Line Improves Sequentially For Last
        Four Quarters

    -- Net Sales of $189 Million (GAAP and Pro Forma) of Which 36% Were International Sales

    -- Loss Per Share of $0.02 GAAP and $0.00 Pro Forma--Breakeven Ahead of Schedule

    -- Total Cash Provided By Operating Activities of $17 Million Up From $(36) Million in 2Q03

    -- Quarterly Sales Breakeven Point (Pro Forma) at $190 Million and Now Targeting $180 Million (Unable To Estimate GAAP As Explained In The Outlook Section Of This Release)

    ADC (Nasdaq:ADCT, www.adc.com) today announced results for the third quarter ended July 31, 2003 prepared in accordance with generally accepted accounting principles (GAAP) as summarized below for ADC and its operating segments, Broadband Infrastructure and Access (BIA) and Integrated Solutions (IS).
    "This quarter, ADC improved GAAP loss per share and reached breakeven pro forma earnings per share a full quarter ahead of earlier expectations in what continues to be a very challenging market. We have now improved GAAP and pro forma bottom-line results sequentially for four consecutive quarters," said Robert E. Switz, president and CEO of ADC. "With the significant achievements we have made in lowering our cost structure and significantly increasing cash on our balance sheet, we are now focusing our efforts on growing ADC's sales and profitability. Our sales and profitability growth strategy includes four objectives: (1) improve our organic growth through market share gains, new product development and expansion into adjacent and related markets; (2) develop partnerships and alliances to penetrate new channels and market opportunities; (3) continue to drive cost-efficient operations to improve profit margins and cash flow; and (4) as previously communicated, continue to evaluate our portfolio to identify and pursue opportunities for higher growth and profitability. This may include acquisitions in areas of our core strengths, as well as placing less emphasis and possibly divesting product lines in areas that are not central to our long-term strategy and core strengths."



GAAP Basis (dollars in millions, except per share amounts)
----------------------------------------------------------
                               2003           2003           2002
ADC Results                Third Quarter Second Quarter Third Quarter
-----------                ------------- -------------- -------------
Net sales                 $       188.5          191.9          235.1
   Percent outside U.S.            35.9%          34.9%          28.6%
Gross margin                       39.1%          38.2%          14.0%
Operating loss            $       (14.7)         (31.4)        (293.5)
Loss before income taxes  $       (15.1)         (29.4)        (297.5)
Net loss                  $       (15.1)         (29.4)        (629.1)
Loss per share            $       (0.02)         (0.04)         (0.79)

Segment Results
---------------
Net sales:
BIA                       $       112.6          119.7          156.5
IS                        $        75.9           72.2           78.6
Operating loss:
BIA                       $        (5.3)          (8.8)         (76.2)
IS                        $         3.7           (0.6)         (14.3)


    Beginning in the fourth quarter of 2002 as previously announced, ADC is no longer recording a tax benefit for its loss before income taxes (pre-tax loss) that is available to reduce future tax liabilities. Consequently, ADC's GAAP pre-tax loss in this year's third quarter was a $0.02 loss per share compared to a $0.04 loss per share in the second quarter of 2003 and a $0.37 loss per share in the third quarter of 2002.
    In addition to GAAP income statement results, ADC also presents pro forma income statement results prepared with certain adjustments as noted in this release. Due to the significance of ADC's restructuring activities from fiscal 2000 to 2003, management believes that a more meaningful comparison of fiscal 2003 results would exclude impairment and restructuring charges and certain non-operating gains/losses, as well as the results of product lines discontinued or divested in fiscal 2002 in deriving pro forma income statements for fiscal 2003 and historical periods. For an explanation of items excluded from pro forma income statement results, please refer to the "Items Excluded from Pro Forma Results" section of this release and review the attached supplementary schedules that reconcile GAAP results to pro forma results for the three- and nine-month periods ended July 31, 2003 and 2002 and the three-month period ended April 30, 2003.
    Pro forma basis results, which reflect adjustments to all quarters related to the exclusion of impairment and restructuring charges and certain non-operating gains/losses, as well as the results of product lines that have been discontinued or divested in fiscal 2002, are summarized below for ADC and its operating segments.



Pro Forma Basis (dollars in millions, except per share amounts)
---------------------------------------------------------------
                               2003           2003           2002
ADC Results               Third Quarter  Second Quarter Third Quarter
-----------               -------------- -------------- --------------
Net sales                $        188.5          191.9          231.2
Gross margin                       39.1%          38.9%          24.2%
Operating loss           $         (1.2)         (13.8)         (77.2)
Loss before income taxes $         (1.6)         (11.5)         (87.1)
Net loss                 $         (1.6)         (11.5)         (60.7)
Loss per share           $          0.0          (0.01)         (0.08)

Segment Results
---------------
Net sales:
BIA                      $        112.6          119.7          152.6
IS                       $         75.9           72.2           78.6
Operating loss:
BIA                      $         (5.3)          (8.8)         (53.1)
IS                       $          3.7           (0.6)         (14.3)


    For the reasons explained in the GAAP results above, pro forma pre-tax loss in this year's third quarter was a $0.00 loss per share compared to a $0.01 loss per share in the second quarter of 2003 and a $0.11 loss per share in the third quarter of 2002.

    Strong Financial Condition

    "In addition to improved bottom-line results during the last four sequential quarters, ADC is also lowering its pro forma breakeven point from a quarterly sales level of $190 million to its new target level of $180 million," said Switz. "We have lowered our fixed costs through facilities consolidation and have lowered our operating costs through negotiations with suppliers, outsourcing manufacturing and administrative functions, and reducing other operating expenses. We also paid off our $47 million synthetic lease obligation to zero in the quarter. Finally, as a result of $17 million in total cash provided by operating activities and the net proceeds of our $400 million convertible notes offering in the quarter, our balance sheet now has $744 million in unrestricted cash to help us grow our business organically and through strategic acquisitions in our core strength areas."
    Certain ADC balance sheet and cash flow information on a GAAP basis and related statistics are summarized below.



Other GAAP Data & Related Statistics (dollars in millions)
----------------------------------------------------------
                                          July 31, April 30,  July 31,
Balance Sheet Data and Related Statistics   2003      2003      2002
----------------------------------------- -------- ---------- --------
Cash and cash equivalents - unrestricted $  743.7      374.5    271.8
Restricted cash                          $   21.0       67.8    276.5
Restructuring accrual                    $   40.0       40.1    139.4
Current ratio                                 3.7        2.3      1.7
Long-term notes payable                  $  400.0        0.0      0.8
Long-term synthetic lease obligations
- off balance sheet                      $      -       47.0    252.0

                                            2003      2003      2002
                                            Third    Second     Third
Cash Flow Data and Related Statistics      Quarter   Quarter   Quarter
-------------------------------------     -------- ---------- --------
Total cash provided by (used in)
 operating activities                    $   16.6      (36.3)   (49.5)
Days sales outstanding                       47.8       51.6     53.3
Inventory turns - annualized                  6.0        5.6      4.9
Depreciation and amortization            $   12.9       18.2     25.1
Property and equipment additions, net of
 disposals                               $   49.3       10.4      8.3


    In the third quarter of 2003, total cash provided by operating activities was $17 million primarily from working capital reductions. In the second quarter of 2003, total cash used in operating activities was $36 million primarily from the pay down of the restructuring accrual to $40 million from $81 million. In the third quarter of 2002, the $50 million of total cash used in operating activities was primarily from a reduction in current liabilities in that quarter.
    ADC had a $40 million restructuring accrual in current liabilities as of July 31, 2003 that is expected to be paid from unrestricted cash to settle restructuring liabilities related primarily to employee severance costs and leases on certain facilities.
    The $21 million of restricted cash represents cash pledged to secure letters of credit, currency hedging and other arrangements, and is expected to become available as working capital upon satisfaction of these obligations. Restricted cash was also reduced by $47 million in the quarter as a result of ADC paying off its long-term synthetic lease obligation to zero. This pay off resulted in the acquisition of the leased building, which increased property and equipment additions, net of disposals.
    Total employees were approximately 5,800 as of July 31, 2003 compared to approximately 6,100 as of April 30, 2003 and approximately 9,200 as of July 31, 2002.

    Recent Wins and Achievements

    Commitment to excellence has earned ADC recognition as an outstanding supplier to SBC Communications Inc. ADC and a select group of other suppliers were honored recently for their contributions in helping SBC deliver outstanding customer service to its customers. ADC was recognized for its contributions in the Teamwork Category.

    ADC's other wins and achievements in recent months are summarized below.

    Systems Integration Services

    This business unit has continued its market share gain in the United States and European markets and is continuing to see growth in new customers across markets. Systems integration is supporting carrier deployments of soft switch, metro optical transport and edge equipment, high-availability-bandwidth and DWDM networks, voice over Internet protocol (VoIP) systems, and 3G and UMTS networks among others. The business also supports over 75 different OEM product platforms for customer networks and has completed over 16,000 services projects in the past year with over 96% on-time completion.

    IP Cable

    In our third quarter, ADC's Cuda(TM) CMTS (cable modem termination system) systems and associated software sales increased 50% sequentially from the second quarter of 2003. The increase was primarily driven by sales to four new customers in Asia, two in Europe and two in North America, plus shipments to existing customers. ADC's Cuda 12000 is the world's most widely deployed carrier-class CMTS platform with more than 800 units in use worldwide. DOCSIS 1.1 (Data Over Cable Service Interface Specifications) and PacketCable qualified, it provides MSOs (multiple system operators) with a foundation for delivering advanced multimedia services, including voice over Internet protocol (VoIP).
    Adelphia Communications, Inc. selected ADC's FastFlow(TM) Broadband Provisioning Manager (BPM) as the exclusive provisioning solution for its nationwide high-speed data network. Adelphia Communications will deploy FastFlow BPM to automate cable modem registration and upgrades for its approximately 800,000 broadband data subscribers. With the selection by Adelphia and its current deployment by Cox Communications, FastFlow BPM is the exclusive provisioning solution for two of the top five MSO in the U.S. At Cox, FastFlow BPM has provisioned cable modems for more than 1.7 million subscribers. Together, the two FastFlow BPM customers provide cable modem service to approximately 2.6 million subscribers - more than 20% of the 12.6 million subscribers in the U.S.
    Multikabel, one of the largest cable operators in the Netherlands announced the first deployment of ADC's Cuda(TM) 12000 Next Generation CMTS. Multikabel plans to use the Cuda platform to offer its customers high-speed data services as well as the first revenue-generating VoIP services in the Netherlands. Currently, Multikabel delivers data services to around 60,000 subscribers.
    ADC's Cuda(TM) 12000 Next-Generation CMTS received PacketCable(TM) qualification from CableLabs(R). Built on top of the industry's DOCSIS(TM) 1.1 cable modem infrastructure, PacketCable is a CableLabs-led initiative to define a common platform to deliver advanced real-time multimedia services over two-way cable plant, including VoIP. ADC's Cuda 12000 is currently deployed in some of the world's only VoIP-enabled networks, including ish and Kabel BW in Germany and Multikabel in the Netherlands.
    ADC announced a set of carrier-class enhancements for the Cuda 12000 that will allow MSOs to change or add modules and perform software upgrades without the need for system downtime. This new release adds the capabilities that MSOs need to compete with traditional telephone companies to win new voice customers and offer mission-critical business data services. The Cuda 12000 is the only CMTS available that can allow an MSO to perform software upgrades during normal business hours, eliminating overtime costs and the inconvenience of middle-of-the-night maintenance.
    Cuda 1000 CMTS has been selected as the "Best Data over Cable Technology" award recipient at the Cable & Satellite International/Mediacast Product of the Year Awards 2003. The Cuda 1000 was judged as the most important and innovative new product launched in the previous 18 months in a competition against products from ARRIS, Thomson, C-COR and Narad Networks.

    Software

    ADC's Singl.eView(TM) dynamic transaction management solution is now live at Virgin Mobile in the United Kingdom. Singl.eView allows Virgin Mobile, the world's most successful Mobile Virtual Network Operator (MVNO), to have greater control of its billing operations and the products and services it delivers. Using Singl.eView's Convergent Billing software, Virgin Mobile offers both prepaid and postpaid billing choices, empowering their customers to transition between these account options. Singl.eView also provides higher data quality and the always-on power that Virgin Mobile's award-winning Customer Center depends on to deliver the famous Virgin experience. Additionally, ADC's software will enable Virgin Mobile to deliver premium services from multiple content partners to its customers, perform real-time rating and billing, and to provide continuous customer balance management. Virgin Mobile also plans to use Singl.eView to create innovative pricing and rating models for digital services such as VirginXtras, gaming, gambling, mobile entertainment and m-commerce.
    Nextel Communications Inc. plans to install ADC's Metrica(R) performance management software to support its all-digital wireless network services, including Direct Connect(TM) and its successor, Nationwide Direct Connect(SM). Nextel will also use Metrica for its voicemail and short messaging services (SMS). Metrica products are specifically designed for telco-class performance management and have been successfully deployed by over 180 operators worldwide across a wide range of network technologies. These technologies include GSM, Code Division Multiple Access (CDMA), iDEN and most other wireless network technologies, as well as Circuit Switched Voice, SDH/SONET Transmission, Voice Messaging System (VMS), Signaling System No. 7
(SS7), Intelligent Network (IN), ATM, Frame Relay, and IP.

    Wireless

    Telecom New Zealand selected ADC's Digivance(TM) 50 Watt 800MHz digital hybrid fiber radio solution in a new base station hotel architecture. Digivance is a digital radio frequency (RF) distribution technology used to distribute RF signals from the base station hotel location to remote antenna sites, improving wireless coverage and capacity. The deployment will consolidate some of Telecom New Zealand's code division multiple access (CDMA) base stations located in the carrier's service area. This is the largest contract for ADC's patented Digivance equipment from the Asia Pacific region and will be fully deployed by October 2003. The Digivance system is the only all-digital system that expands network coverage and capacity while providing a significant cost savings to wireless carriers. By deploying the "base station hoteling" architecture, carriers can centralize base-station equipment and rapidly deploy antennas where coverage and capacity issues exist. Digivance then transports wideband RF via digital optical signals over fiber or free space optics to economically expand coverage and capacity while improving quality. Digivance also solves the difficult challenge of covering entire buildings or campus facilities. With the installation of this low-cost, high-quality solution, wireless carriers can quickly and cost-effectively deliver coverage to corporate facilities and other buildings where mobile users demand service.

    Wi-Fi

    ADC introduced its new LoopStar(TM) span-powered Wi-Fi solutions that provide a low-cost and easy-to-deploy approach to help carriers build a network of Wi-Fi access points. The LoopStar solutions' unique span-powering feature allows the access point to be located where needed without costly power negotiations and expensive skilled-labor installation. The LoopStar solutions feature the industry's first DSL, span-powered Wi-Fi access point that allows service providers to fully leverage the value of their copper infrastructure and network assets to extend wireline broadband into the wireless world. With these ADC solutions, installation costs can be reduced by thousands of dollars per access point, installation time is simplified and reduced since there is no need to negotiate power access and access point location is optimized for maximum RF coverage.

    Outlook

    ADC currently anticipates that sales in the fourth quarter of 2003, subject to any product portfolio changes, will be around $180-$190 million and related pro forma earnings per share will be around breakeven. ADC is not able to provide an outlook for GAAP earnings per share at this time for the reasons explained below. ADC cautions investors that forecasting in these soft and changing industry conditions combined with geopolitical uncertainties, potential labor strikes at customers and other uncertainties remains extremely difficult and subject to change, especially with respect to the timing of closing and deploying contracts that can delay the start of new sales sources. Sales by operating segment as a percent of total ADC sales are expected to be in the ranges of 60%-65% for BIA and 35%-40% for IS.
    Although no final decisions have been made and as previously announced, ADC is considering strategic choices to add and/or subtract product lines in its portfolio with the goal of growing profitably in more focused areas and being a leader in each market we serve.
    As previously announced, ADC will no longer provide tax benefits for pre-tax losses since it has fully utilized its carryback benefits with its fiscal 2002 tax loss. Starting in the fourth quarter of 2002, the tax benefits of ADC's pre-tax losses have been added to its deferred tax assets with an offsetting valuation reserve. As of July 31, 2003, ADC had a total of $739 million in deferred tax assets that have been offset by a full valuation reserve and as a result have been shown on the balance sheet at zero. As it generates pre-tax income in future periods, ADC does not currently expect to record significant income tax expense until either its deferred tax assets are fully utilized to reduce future income tax liabilities or the value of its deferred tax assets are restored on the balance sheet. Most of the deferred tax assets are not expected to expire until 2022.
    Pro forma results in this outlook exclude impairment and restructuring charges and certain non-operating gains/losses that may be incurred if ADC takes actions designed to further lower its breakeven point or restructure its operations. ADC is unable to provide an outlook for earnings per share on a GAAP basis at this time as ADC may incur such additional impairment and restructuring charges and certain non-operating gains/losses in future fiscal quarters. The amount of any such additional charges is uncertain and will depend on many factors including the evolving outlook for industry conditions and ADC's businesses. If such charges are incurred they could result in a significant difference between GAAP and pro forma earnings per share.

    Review of Operating Segments

    The GAAP and pro forma sales results of ADC's operating segments are summarized above. Commentary on the changes in these results follows.

    Broadband Infrastructure and Access

    On a quarterly sequential basis from the second quarter of 2003, BIA sales were 6% lower primarily as result of lower sales in all business units partially offset by a 50% increase in sales for Cuda CMTS systems and associated software. Comparing third quarters on a year-over-year basis, lower BIA sales were primarily a result of lower sales in all business units as expected.

    Integrated Solutions

    On a quarterly sequential basis from the second quarter of 2003, sales increased 5% on higher sales for both software systems and systems integration services. On a sequential quarter basis, software systems sales have now increased for three quarters in a row and systems integration sales have increased for two quarters in a row. Comparing third quarters on a year-over-year basis, 2003 sales of software systems were slightly higher than last year's third quarter and sales of systems integration services were lower in the third quarter of 2003 as expected.

    Items Excluded from Pro Forma Results

    Pro forma income statement results in both fiscal 2003 and 2002 exclude impairment and restructuring charges and certain non-operating gains/losses. To provide a comparable basis for measuring the results of ADC in fiscal 2003, pro forma results in fiscal 2002 also exclude from all quarters the financial results of product lines discontinued or divested in fiscal 2002.
    In deriving pro forma results for the third quarter of 2003, ADC excluded restructuring charges of $13 million ($0.02 per share) of which $1 million were for non-cash items. These charges were primarily related to employee reductions and facilities consolidations.
    In deriving pro forma results for the second quarter of 2003, ADC excluded charges of $18 million ($0.03 per share) of which $7 million were for non-cash items. These charges were comprised of:

    -- Impairment charges for property and equipment of $4 million ($0.01 per share); and

    -- Restructuring charges of $14 million ($0.02 per share) primarily related to employee reductions and facilities consolidations.

    In deriving pro forma results for the third quarter of 2002, ADC excluded sales of $4 million and a net loss of $9 million ($0.01 loss per share) related to product lines that were discontinued or divested in fiscal 2002. In addition, ADC excluded a non-cash, income-tax charge of $453 million ($453 million after tax or $0.57 per diluted share) for the increase in the valuation reserve on deferred tax assets as described above. Also excluded were charges of $187 million ($106 million after tax or $0.13 per diluted share) of which $167 million before tax were for non-cash items. These charges were comprised of:

    -- Impairment charges of $160 million ($104 million after tax or $0.13 per diluted share) for goodwill, and property and equipment;

    -- Restructuring charges of $33 million ($21 million after tax or $0.03 per diluted share) related to employee reductions and consolidation of facilities;

    -- A gain of $6 million ($4 million after tax or $0.01 per diluted share) primarily related to the sale of assets; and

    -- A tax benefit gain due to tax law changes with respect to divested entities of $15 million after tax ($0.02 per diluted share).

    Today's Earnings Conference Call And Webcast at 5:00 p.m. Eastern

    ADC will discuss its third quarter 2003 results and current outlook on a conference call scheduled today, August 20, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on News & Communications, then clicking on Webcasts. Starting today at 8:00 p.m. Eastern time, the replay of the call can be accessed until 8:00 p.m. Eastern time on August 27 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 1748472) or on the Internet at www.adc.com/investor, by clicking on News & Communications, then clicking on Webcasts.

    About ADC

    ADC is The Broadband Company(TM). ADC offers high-quality, value-added solutions of network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. ADC (NASDAQ: ADCT) has sales into more than 100 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

    Cautionary Statement under the Private Securities Litigation
Reform Act of 1995

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, significant difficulties in forecasting sales and market trends; uncertainties regarding the level of capital spending by telecommunications service providers, as the majority of ADC's sales are derived from these companies; the overall demand for ADC's products or services; the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins; changing market conditions and growth rates either within ADC's industry or generally within the economy; ADC's ability to complete our restructuring initiative and streamline our operations successfully; the impact of actions we may take as a result of our current portfolio review cycle, which may include business acquisitions or divestitures; ADC's ability to dispose of excess assets on a timely and cost-effective basis; new competition and technologies; increased costs associated with protecting intellectual property rights; the retention of key employees; pressures on the pricing of the products or services ADC offers; performance of contract manufacturers used by ADC to make certain products; possible consolidation among communications service providers; the potential for labor strikes at customers; the availability of materials to make products; variations in the value of assets held or used by ADC in the operation of its business and other risks and uncertainties, including those identified in Exhibit 99-a to ADC's Report on Form 10-Q for the fiscal quarter ended April 30, 2003. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED BALANCE SHEETS--UNAUDITED

                             (In millions)


ASSETS                                     July 2003     October 2002
------                                   -------------- --------------
CURRENT ASSETS:
 Cash and cash equivalents               $       743.7  $       278.9
 Available-for-sale securities                     3.5            0.5
 Accounts receivable, net                        100.2          114.6
 Unbilled revenue                                 33.5           25.8
 Inventories, net                                 76.5           94.9
 Prepaid income tax                               15.3          126.6
 Prepaid and other current assets                 29.4           44.5
                                         -------------- --------------

 Total current assets                          1,002.1          685.8


PROPERTY AND EQUIPMENT, net                      206.9          206.8

ASSETS HELD FOR SALE                              24.6           20.0

RESTRICTED CASH                                   21.0          177.0

OTHER ASSETS                                      38.7           54.6
                                         -------------- --------------

TOTAL ASSETS                             $     1,293.3  $     1,144.2
                                         ============== ==============


LIABILITIES AND SHAREOWNERS' INVESTMENT
---------------------------------------
CURRENT LIABILITIES:
 Accounts payable                        $        46.1  $        73.0
 Accrued compensation and benefits                62.0           74.1
 Other accrued liabilities                       115.9          110.8
 Restructuring  accrual                           40.0          124.2
 Notes payable                                     8.5           15.7
                                         -------------- --------------

 Total current liabilities                       272.5          397.8

LONG-TERM NOTES PAYABLE                          400.0           10.8
OTHER LONG-TERM LIABILITIES                        3.3            3.4
                                         -------------- --------------
 Total liabilities                               675.8          412.0

SHAREOWNERS' INVESTMENT
 (804.1 and 799.6 shares outstanding,
  respectively)                                  617.5          732.2
                                         -------------- --------------

 TOTAL LIABILITIES AND SHAREOWNER'S
  INVESTMENT                             $     1,293.3  $     1,144.2
                                         ============== ==============



             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
                             GAAP RESULTS
                (In millions, except per share amounts)

                          Three Months Ended     Nine Months Ended
                              July 31,                July 31,
                         -------------------    -------------------

                          2003       2002        2003        2002
                         -------    --------    -------    --------
NET SALES                $188.5     $ 235.1     $580.4     $ 826.9

COST OF PRODUCT SOLD      114.7       202.1      362.4       625.4
                         -------    --------    -------    --------
GROSS PROFIT               73.8        33.0      218.0       201.5
                         -------    --------    -------    --------
GROSS MARGIN               39.1%       14.0%      37.6%       24.4%

EXPENSES:
 Research and
  development              25.4        52.1       85.1       147.9
 Selling and
  administration           49.6        95.1      174.6       314.2
 Impairment charges         0.2       160.1       14.8       178.8
 Restructuring charges     13.3        19.2       33.5        80.0
                         -------    --------    -------    --------
  Total expenses           88.5       326.5      308.0       720.9
                         -------    --------    -------    --------
   As a Percentage of
    Net Sales              46.9%      138.9%      53.1%       87.2%

OPERATING LOSS            (14.7)     (293.5)     (90.0)     (519.4)
OPERATING MARGIN           -7.8%     -124.8%     -15.5%      -62.8%

OTHER INCOME (EXPENSE),
 NET:
 Interest                   0.8         2.3        3.5         5.3
 Other                     (1.2)       (6.3)       0.5        13.7
                         -------    --------    -------    --------

LOSS BEFORE INCOME TAXES  (15.1)     (297.5)     (86.0)     (500.4)
PROVISION (BENEFIT) FOR
 INCOME TAXES                --       331.6         --       262.7
                         -------    --------    -------    --------

NET LOSS                 $(15.1)(a) $(629.1)(b) $(86.0)(a) $(763.1)(b)
                         =======    ========    =======    ========
NET MARGIN                 -8.0%     -267.6%     -14.8%      -92.3%

AVERAGE COMMON SHARES
 OUTSTANDING
  (BASIC AND DILUTED)     804.1       796.4      802.7       794.9
                         =======    ========    =======    ========
LOSS PER SHARE (BASIC
 AND DILUTED)            $(0.02)(a) $ (0.79)(b) $(0.11)(a) $ (0.96)(b)
                         =======    ========    =======    ========

(a) Excluding $13.3 million and $34.9 million restructuring charges; $0.2 million and $14.8 million impairment charges; non-operating loss of $0.0 million and $2.9 million related to the write-down of investment portfolio; $0.0 million and $5.0 million non-operating gain on sale of investments; $0.0 million and $2.8 million non-operating loss related to sale of divested product lines, $0.0 million and $0.3 million non-operating loss related to a sale leaseback transaction; net loss would have been $(1.6) million and $(35.3) million for the three and nine months ended July 31, 2003, respectively. On the same basis, basic and diluted EPS would have been $0.00 and $(0.04) for the three and nine months ended July 31, 2003 respectively.

(b) Excluding $9.2 million and $70.6 million, net-of-tax, net loss related to product lines divested or discontinued prior to 2003; $21.1 million and $65.1 million, net-of-tax, restructuring and in-process research and in-process research and development charges; $103.4 million and $114.9 million, net-of-tax, impairment charges; non-operating gain of $0.0 million and $17.0 million, net-of-tax, related to a patent infringement settlement; $21.9 million and $41.3 million, net-of-tax, non-operating gain on investment sale; $13.4 million and $27.2 million non-operating loss on write-down of investments; and $3.1 million and $3.6 million, net-of-tax, non-operating loss adjustment for loss on product lines divested in fiscal 2001; $1.6 million and $1.9 million, net-of-tax, for loss on sale leaseback transactions; $438.5 million and $438.5 million, net-of-tax, charges related to a deferred tax asset reserves and tax benefit adjustments due to tax law changes, net loss would have been $(60.7) million and $(99.6) million and accordingly, basic and diluted EPS would have been $(0.08) and $(0.13) for the three and nine months ended July 31, 2002, respectively.



             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CASH FLOW - UNAUDITED
                            ($ in Millions)

                                     Three Months      Nine Months
                                         Ended             Ended
                                       July 31,          July 31,

                                    2003     2002     2003     2002
                                   ------- --------  ------- --------
Cash Flows from Operating
 Activities:
  Net loss                         $(15.1) $(629.1)  $(86.0) $(763.1)
  Adjustments:
   Write-off purchased IPR&D           --     36.6       --     47.1
   Inventory and fixed asset write-
    offs                              1.5    137.2     17.4    156.6
   Depreciation and amortization     12.9     25.1     46.4     83.1
   Change in bad debt reserves        0.3     12.1      1.7     23.3
   Change in inventory reserves       0.6     10.7     (0.2)    29.0
   Non-cash stock compensation        3.4      3.4      5.5     10.8
   Change in deferred income taxes     --    475.6       --    474.1
   Investment impairments              --     17.6       --     39.9
   Gain on sale of investments         --    (35.3)    (2.0)   (66.5)
   Loss on sale of business            --      4.8      2.8      4.8
   Loss (Gain) on sale of fixed
    assets and sale leasebacks        0.5      5.9      1.5      8.2
   Other                             (2.9)     0.6     (0.9)      --
   Changes in assets & liabilities,
    net of acquisitions
    Accounts receivable               6.7     18.4     15.4    126.9
    Inventories                       6.6     18.9     15.9     60.9
    Prepaid income taxes and other
     assets                          11.2    (83.4)   154.2     69.1
    Accounts payable                 (3.0)   (23.2)   (33.8)   (80.2)
    Accrued liabilities              (6.1)   (45.4)  (107.3)   (59.0)
                                    ------  -------  -------  -------
     Total cash provided (used) by
      operating activities           16.6    (49.5)    30.6    165.0

Cash Flows from Investing
 Activities:
  Acquisitions, net of cash
   acquired                            --       --       --     (4.3)
  Divestitures, net of cash
   disposed                            --      1.1      0.5      1.1
  Property and equipment additions,
   net of disposals                 (49.3     (8.3)   (65.4)   (30.1)
  Decrease (Increase) in restricted
   cash                              46.8    (16.4)   155.9   (276.5)
  Short-term investments               --     36.5       --     68.7
  Long-term investments              (0.3)    (1.2)     3.7     (3.0)
                                    ------  -------   ------  -------
     Total cash provided (used) by
      investing activities           (2.8)    11.7     94.7   (244.1)

Cash Flows from Financing
 Activities:
  Increase/(Decrease) in debt       355.4     (0.2)   337.0     (4.1)
  Common stock issued                 0.0      0.2      2.8      6.5
                                    ------  -------   ------  -------
     Total cash provided (used) by
      financing activities          355.4       --    339.8      2.4

Effect of exchange rate on cash        --      0.1     (0.3)    (0.1)
                                    ------  -------   ------  -------
Increase (Decrease) in cash and
 cash equivalents                   369.2    (37.7)   464.8    (76.8)
Cash and cash equivalents,
 beginning of period                374.5    309.5    278.9    348.6
                                    ------  -------   ------  -------
Cash and cash equivalents, end of
 period                            $743.7  $ 271.8   $743.7  $ 271.8
                                    ======  =======   ======  =======


                        SUPPLEMENTARY SCHEDULE
             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
          RECONCILIATION OF GAAP RESULTS TO PRO FORMA RESULTS
                (In millions, except per share amounts)

                                    For the Three Months Ended

                                          July 31, 2003

                                           Restructuring
                                             and Other    Pro forma
                             GAAP Results   Charges (a)   Results (a)
                            -------------- ------------- ------------
NET SALES                   $       188.5  $         --  $     188.5

COST OF PRODUCT SOLD                114.7            --        114.7
                            -------------- ------------- ------------
GROSS PROFIT                         73.8            --         73.8
                            -------------- ------------- ------------
GROSS MARGIN                         39.1%           --         39.1%

EXPENSES:
 Research and development            25.4            --         25.4
 Selling and administration          49.6            --         49.6
 Impairment charges                   0.2          (0.2)          --
 Restructuring charges               13.3         (13.3)          --
                            -------------- ------------- ------------
  Total expenses                     88.5         (13.5)        75.0
                            -------------- ------------- ------------
   As a Percentage of Net
    Sales                            46.9%           --         39.8%

OPERATING INCOME (LOSS)             (14.7)         13.5         (1.2)
OPERATING MARGIN                     -7.8%           --         -0.6%
OTHER INCOME (EXPENSE),
 NET:
 Interest                             0.8            --          0.8
 Other                               (1.2)           --         (1.2)
                            -------------- ------------- ------------

INCOME (LOSS) BEFORE INCOME
 TAXES                              (15.1)         13.5         (1.6)
PROVISION (BENEFIT) FOR
 INCOME TAXES                          --            --           --
NET INCOME                  $       (15.1) $       13.5  $      (1.6)
                            ============== ============= ============
NET MARGIN                           -8.0%           --         -0.8%
AVERAGE COMMON SHARES
 OUTSTANDING (BASIC AND
 DILUTED)                           804.1         804.1        804.1
                            ============== ============= ============
EARNINGS (LOSS) PER SHARE
 (BASIC AND DILUTED)        $       (0.02) $       0.02  $      0.00
                            ============== ============= ============


                               For the Three Months Ended

                                      July 31, 2002

                            Restructuring  Results from    Pro forma
                    GAAP      and Other     Divestitures     Results
                    Results  Charges (b)         (b)           (b)
                   -------- ------------- ---------------- -----------
NET SALES          $ 235.1  $         --  $          (3.9) $    231.2

COST OF PRODUCT
 SOLD                202.1         (13.8)           (13.1)      175.2
                   -------- ------------- ---------------- -----------
GROSS PROFIT          33.0          13.8              9.2        56.0
                   -------- ------------- ---------------- -----------
GROSS MARGIN          14.0%           --               --        24.2%

EXPENSES:
 Research and
  development         52.1            --             (8.2)       43.9
 Selling and
  administration      95.1          (0.1)            (5.7)       89.3
 Impairment
  charges            160.1        (160.1)              --          --
 Restructuring
  charges             19.2         (19.2)              --          --
                   -------- ------------- ---------------- -----------
  Total expenses     326.5        (179.4)           (13.9)      133.2
                   -------- ------------- ---------------- -----------
   As a Percentage
    of Net Sales     138.9%           --               --        57.6%

OPERATING INCOME
 (LOSS)             (293.5)        193.2             23.1       (77.2)
OPERATING MARGIN    -124.8%           --               --       -33.4%
OTHER INCOME
 (EXPENSE), NET:
 Interest              2.3            --               --         2.3
 Other                (6.3)         (6.5)             0.6       (12.2)
                   -------- ------------- ---------------- -----------

INCOME (LOSS)
 BEFORE INCOME
 TAXES              (297.5)        186.7             23.7       (87.1)
PROVISION
 (BENEFIT) FOR
 INCOME TAXES        331.6        (372.5)            14.5       (26.4)
NET INCOME         $(629.1) $      559.2  $           9.2  $    (60.7)
                   ======== ============= ================ ===========
NET MARGIN          -267.6%           --               --       -26.2%
AVERAGE COMMON
 SHARES
 OUTSTANDING
 (BASIC AND
 DILUTED)            796.4         796.4            796.4       796.4
                   ======== ============= ================ ===========
EARNINGS (LOSS)
 PER SHARE (BASIC
 AND DILUTED)      $ (0.79) $       0.70  $          0.01  $    (0.08)
                   ======== ============= ================ ===========

(a) Excluding $13.3 million restructuring charges; $0.2 million impairment charges; net loss would have been $(1.6) million for the three months ended July 31, 2003. On the same basis, basic and diluted EPS would have been $0.00 for the three months ended July 31, 2003.

(b) Excluding $9.2 million, net-of-tax, net loss related to product lines that were divested or discontinued prior to 2003; $21.1 million, net -of-tax, restructuring charges; $103.4 million, net-of-tax, impairment charges; $21.9 million, net-net-of-tax, non-operating gain on sale of investments; $13.4 million, net-of-tax, non-operating loss on write-down of investment portfolio; and $3.1 million, net-of-tax, non-operating loss primarily related to an adjustment of the loss on product lines divested in fiscal 2001; $1.6 million, net-of-tax, related to loss on sale-leaseback transactions; $438.5 million, net-of-tax, charges related to deferred tax asset reserves as well as tax benefit adjustment due to tax law changes, net loss and diluted EPS would have been $(60.7) million and $(0.08) for the three months ended July 31, 2002, respectively.



                        SUPPLEMENTARY SCHEDULE
             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
          RECONCILIATION OF GAAP RESULTS TO PRO FORMA RESULTS
                (In millions, except per share amounts)

                                    For the Three Months Ended

                                          July 31, 2003

                                         Restructuring
                                           and Other      Pro forma
                            GAAP Results  Charges (a)    Results (a)
                            ------------ -------------- -------------
NET SALES                   $     188.5  $          --  $      188.5

COST OF PRODUCT SOLD              114.7             --         114.7
                            ------------ -------------- -------------
GROSS PROFIT                       73.8             --          73.8
                            ------------ -------------- -------------
GROSS MARGIN                       39.1%            --          39.1%

EXPENSES:
 Research and development          25.4             --          25.4
 Selling and administration        49.6             --          49.6
 Impairment charges                 0.2           (0.2)           --
 Restructuring charges             13.3          (13.3)           --
                            ------------ -------------- -------------
  Total Expenses                   88.5          (13.5)         75.0
                            ------------ -------------- -------------
   As a Percentage of Net
    Sales                          46.9%            --          39.8%

OPERATING INCOME (LOSS)           (14.7)          13.5          (1.2)
OPERATING MARGIN                   -7.8%            --          -0.6%
OTHER INCOME (EXPENSE),
 NET:
 Interest                           0.8             --           0.8
 Other                             (1.2)            --          (1.2)
                            ------------ -------------- -------------

INCOME (LOSS) BEFORE INCOME
 TAXES                            (15.1)          13.5          (1.6)
PROVISION (BENEFIT) FOR
 INCOME TAXES                        --             --            --
                            ------------ -------------- -------------
NET INCOME                  $     (15.1) $        13.5  $       (1.6)
                            ============ ============== =============
NET MARGIN                         -8.0%            --          -0.8%
AVERAGE COMMON SHARES
 OUTSTANDING (BASIC AND
 DILUTED)                         804.1          804.1         804.1
                            ============ ============== =============
EARNINGS (LOSS) PER SHARE
 (BASIC AND DILUTED)        $     (0.02) $        0.02  $       0.00
                            ============ ============== =============


                                      For the Three Months Ended

                                            April 30, 2003

                                          Restructuring
                                  GAAP       and Other     Pro forma
                                 Results    Charges (b)    Results (b)
                                --------- --------------- ------------
NET SALES                       $  191.9  $           --  $     191.9

COST OF PRODUCT SOLD               118.5            (1.2)       117.3
                                --------- --------------- ------------
GROSS PROFIT                        73.4             1.2         74.6
                                --------- --------------- ------------
GROSS MARGIN                        38.2%             --         38.9%

EXPENSES:
 Research and development           27.4              --         27.4
 Selling and administration         61.0              --         61.0
 Impairment charges                  4.3            (4.3)          --
 Restructuring charges              12.1           (12.1)          --
                                --------- --------------- ------------
  Total Expenses                   104.8           (16.4)        88.4
                                --------- --------------- ------------
   As a Percentage of Net Sales     54.6%             --         46.1%

OPERATING INCOME (LOSS)            (31.4)           17.6        (13.8)
OPERATING MARGIN                   -16.4%             --         -7.2%
OTHER INCOME (EXPENSE), NET:
 Interest                            1.6              --          1.6
 Other                               0.4             0.3          0.7
                                --------- --------------- ------------

INCOME (LOSS) BEFORE INCOME
 TAXES                             (29.4)           17.9        (11.5)
PROVISION (BENEFIT) FOR INCOME
 TAXES                                --              --           --
                                --------- --------------- ------------
NET INCOME                      $  (29.4) $         17.9  $     (11.5)
                                ========= =============== ============
NET MARGIN                         -15.3%             --         -6.0%
AVERAGE COMMON SHARES
 OUTSTANDING (BASIC AND
 DILUTED)                          802.7           802.7        802.7
                                ========= =============== ============
EARNINGS (LOSS) PER SHARE
 (BASIC AND DILUTED)            $  (0.04) $         0.03  $     (0.01)
                                ========= =============== ============

(a) Excluding $13.3 million restructuring charges; $0.2 million impairment charges; net loss would have been $(1.6) million for the three months ended July 31, 2003. On the same basis, basic and diluted EPS would have been $0.00 for the three months ended July 31, 2003.

(b) Excluding $13.3 million special restructuring charges; $4.3 million impairment charges; non-operating loss of $0.3 million related to a sale leaseback transaction, net loss and diluted EPS would have been $(11.5) million and $(0.01) for the quarter ended April 30, 2003, respectively.



                        SUPPLEMENTARY SCHEDULE
             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
          RECONCILIATION OF GAAP RESULTS TO PRO FORMA RESULTS
                (In millions, except per share amounts)

                                       For the Nine Months Ended

                                             July 31, 2003

                                           Restructuring
                                   GAAP      and Other    Pro forma
                                   Results  Charges (a)   Results (a)
                                  -------- ------------- ------------
NET SALES                         $ 580.4  $         --  $     580.4

COST OF PRODUCT SOLD                362.4          (1.4)       361.0
                                  -------- ------------- ------------
GROSS PROFIT                        218.0           1.4        219.4
                                  -------- ------------- ------------
GROSS MARGIN                         37.6%           --         37.8%

EXPENSES:
  Research and development           85.1            --         85.1
  Selling and administration        174.6            --        174.6
  Impairment charges                 14.8         (14.8)          --
  Restructuring charges              33.5         (33.5)          --
                                  -------- ------------- ------------
   Total expenses                   308.0         (48.3)       259.7
                                  -------- ------------- ------------
    As a Percentage of Net Sales     53.1%           --         44.8%

OPERATING INCOME (LOSS)             (90.0)         49.7        (40.3)
OPERATING MARGIN                    -15.5%           --         -7.0%
OTHER INCOME (EXPENSE), NET:
  Interest                            3.5            --          3.5
  Other                               0.5           1.0          1.5
                                  -------- ------------- ------------
INCOME (LOSS) BEFORE INCOME TAXES   (86.0)         50.7        (35.3)
PROVISION (BENEFIT) FOR INCOME
 TAXES                                 --            --           --
                                  -------- ------------- ------------
NET INCOME                        $ (86.0) $       50.7  $     (35.3)
                                  ======== ============= ============
NET MARGIN                          -14.8%           --         -6.1%
AVERAGE COMMON SHARES
 OUTSTANDING (BASIC AND DILUTED)    802.7         802.7        802.7
                                  ======== ============= ============
EARNINGS (LOSS) PER SHARE (BASIC
 AND DILUTED)                     $ (0.11) $       0.07  $     (0.04)
                                  ======== ============= ============


                                For the Nine Months Ended

                                      July 31, 2002

                            Restructuring  Results from    Pro forma
                    GAAP      and Other     Divestitures     Results
                    Results  Charges (b)         (b)           (b)
                   -------- ------------- ---------------- -----------
NET SALES          $ 826.9  $         --  $         (15.2) $    811.7

COST OF PRODUCT
 SOLD                625.4         (14.7)           (44.5)      566.2
                   -------- ------------- ---------------- -----------
GROSS PROFIT         201.5          14.7             29.3       245.5
                   -------- ------------- ---------------- -----------
GROSS MARGIN          24.4%           --               --        30.2%

EXPENSES:
  Research and
   development       147.9            --            (29.1)      118.8
  Selling and
   administration    314.2           1.3            (34.5)      281.0
  Impairment
   charges           178.8        (178.8)              --          --
  Restructuring
   charges            80.0         (80.0)              --          --
                   -------- ------------- ---------------- -----------
   Total expenses    720.9        (257.5)           (63.6)      399.8
                   -------- ------------- ---------------- -----------
    As a
     Percentage of
     Net Sales        87.2%           --               --        49.3%

OPERATING INCOME
 (LOSS)             (519.4)        272.2             92.9      (154.3)
OPERATING MARGIN     -62.8%           --               --       -19.0%
OTHER INCOME
 (EXPENSE), NET:
  Interest             5.3            --             (0.1)        5.2
  Other               13.7         (40.3)             2.0       (24.6)
                   -------- ------------- ----------------------------
INCOME (LOSS)
 BEFORE INCOME
 TAXES              (500.4)        231.9             94.8      (173.7)
PROVISION
 (BENEFIT) FOR
 INCOME TAXES        262.7        (361.0)            24.2       (74.1)
                   -------- ------------- ---------------- -----------
NET INCOME         $(763.1) $      592.9  $          70.6  $    (99.6)
                   ======== ============= ================ ===========
NET MARGIN           -92.3%           --             25.5%      -12.3%
AVERAGE COMMON
 SHARES
 OUTSTANDING
 (BASIC AND
 DILUTED)            794.9         794.9            794.9       794.9
                   ======== ============= ================ ===========
EARNINGS (LOSS)
 PER SHARE (BASIC
 AND DILUTED)      $ (0.96) $       0.74  $          0.09  $    (0.13)
                   ======== ============= ================ ===========

(a) Excluding $34.9 million restructuring charges; $14.8 million impairment charges; non-operating loss of $2.9 million related to the write-down of investment portfolio; $5.0 million non-operating gain on sale of investments; $2.8 million non-operating loss related to sale of divested product lines; $0.3 million non-operating loss related to a sale leaseback transaction; net loss would have been $(35.3) million for the nine months ended July 31, 2003. On the same basis, basic and diluted EPS would have been $(0.04) for the nine months ended July 31, 2003, respectively.

(b) Excluding $70.6 million, net-of-tax, net loss related to product lines that were divested or discontinued prior to 2003; $65.1 million, net-of-tax, restructuring and in-process research and development charges; $114.9 million, net-of-tax, impairment charges; non-operating gain of $17.0 million, net-of-tax, related to a patent infringement settlement; $41.3 million, net-of-tax, non-operating gain on sale of investments; $27.2 million non-operating loss on write-down of investment portfolio; and $3.6 million, net-of-tax, non-operating loss primarily related to an adjustment of the loss on product lines divested in fiscal 2001; $1.9 million related to loss on sale-leaseback transactions; $438.5 million, net-of-tax, charges related to deferred tax asset reserves as well as tax benefit adjustments due to tax law changes, net loss and diluted EPS would have been $(99.6) million and $(0.13) for the nine months ended July 31, 2002, respectively.



                        SUPPLEMENTARY SCHEDULE
             ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
    OPERATING SEGMENT GAAP TO PRO FORMA RECONCILIATION - UNAUDITED
                             (In Millions)

              NET SALES GAAP TO PRO FORMA RECONCILIATION

                                    2003       2003         2002
                                   Third       Second       Third
                                   Quarter     Quarter     Quarter
GAAP Net Sales
  BIA                             $ 112.6     $ 119.7     $  156.5
  IS                                 75.9        72.2         78.6
                                  --------    --------    ---------
                                    188.5       191.9        235.1
                                  --------    --------    ---------
Less:
  BIA - Divested Product Lines (a)     --          --          3.9
  IS - Divested Product Lines (a)      --          --           --
                                  --------    --------    ---------
                                       --          --          3.9
                                  --------    --------    ---------
Pro Forma Net Sales
  BIA                               112.6       119.7        152.6
  IS                                 75.9        72.2         78.6
                                  --------    --------    ---------
                                  $ 188.5 (a) $ 191.9 (a) $  231.2 (a)
                                  ========    ========    =========

(a) Excluding $0.0 million, $0.0 million, and $3.9 million of net sales from product lines divested prior to the fiscal year 2003, net sales would have been $188.5 million, $191.9 million and $231.2 million for the three months ended July 31, 2003, April 30, 2003 and July 31, 2002 respectively.


           OPERATING INCOME GAAP TO PRO FORMA RECONCILIATION

                                    2003        2003        2002
                                   Third       Second       Third
                                   Quarter     Quarter      Quarter
GAAP Net Sales
  BIA                             $  (5.3)    $   (8.8)    $ (76.2)
  IS                                  3.7         (0.6)      (14.3)
  Other                             (13.1)       (22.0)     (203.0)
                                  --------    ---------    --------
                                    (14.7)       (31.4)     (293.5)
                                  --------    ---------    --------
Less:
  BIA - Divested Product Lines (b)     --           --       (23.1)
  IS - Divested Product Lines (b)      --           --          --
  Other (b)                         (13.5)       (17.6)     (193.2)
                                  --------    ---------    --------
                                    (13.5)       (17.6)     (216.3)
                                  --------    ---------    --------
Pro Forma Net Sales
  BIA                                (5.3)        (8.8)      (53.1)
  IS                                  3.7         (0.6)      (14.3)
  Other                               0.4         (4.4)       (9.8)
                                  --------    ---------    --------
                                  $  (1.2)(b) $  (13.8)(b) $ (77.2)(b)
                                  ========    =========    ========

(b) Excluding $0.0 million, $0.0 million, and $(23.1) million operating loss from product lines divested prior to fiscal 2003; $13.3 million, $13.3 million and $33.0 million restructuring charges; and $0.2 million, $4.3 million, and $160.2 million impairment charges; operating loss would have been $(1.2) million, $(13.8) million, and $(77.2) million for the three months ended July 31, 2003, April 30, 2003 and July 31, 2002, respectively.



    CONTACT: ADC, Minneapolis
             Investor Relations:
             Mark Borman, 952-917-0590
             or
             Public Relations:
             Chuck Grothaus, 952-917-0306